Pierre Dozois, Consulting Partner, Lawyer
Direct Line: +1-514-397-6920
doz@bcf.ca@bcf.ca

Montreal, February 7, 2023

Mr. Michel Gareau
President and CEO
STARPAX BIOPHARMA INC.
6615 Abrams Street
Ville St-Laurent QC
Canada H4S 1V9

Dear Sir:

We are acting as counsel to Starpax Biopharma Inc., a Québec corporation ("**Starpax**"), for the purpose of rendering an opinion as to the legality of the common shares in the capital of Starpax (the "**Shares**") to be offered and distributed by Starpax pursuant to an offering statement to be filed pursuant to Regulation A of the Securities Act of 1933, as amended, by Starpax, with the U.S. Securities and Exchange Commission ("**SEC**") on Form 1-A, for the purpose of registering the offer and sale of the Shares ("**Offering Statement**").

The Offering Statement covers the contemplated sale of up to $25,000,000 in Shares in the capital of Starpax at a price of $6.25 per share.

In connection with the opinions contained herein, we have examined the Offering Statement, the certificate of incorporation (as amended) and bylaws, the resolutions of Starpax's board of directors and shareholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the entirety of the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Offering Statement. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof, nor with respect to the conformity thereof with the rules and regulations of the SEC or the requirements of Form 1A. Our opinions are limited to the laws of the Province of Québec and the Federal laws of Canada applicable therein. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of statutory or case law that may occur after the date hereof.

We trust the above is to your satisfaction.

Yours truly,

BCF LLP

Pierre Dozois

BCF Business Law
25th Floor
1100 René-Lévesque BLVD. W.
Montreal, Quebec H3B 5C9
T. 514 397-8500
F. 514 397-8515

BCF Business Law
Complexe Jules-Dallaire, T1
2828 Laurier BLVD., 12th Floor
Quebec, Quebec G1V 0B9
T. 418 266-4500
F. 418 266-4515

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